This Amended and Restated Pricing Supplement No. 2019-USNCH2107 is being filed to revise the ticker symbol for the TOPIX® Index.

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 8, 2019

Citi Green Bond

Amended and Restated Pricing Supplement No. 2019—USNCH2107 to Product Supplement No. EA-03-07 dated March 7, 2019,

Underlying Supplement No. 8 dated February 21, 2019, Prospectus Supplement and Prospectus each dated May 14, 2018

Filed Pursuant to Rule 424(b)(3)

Registration Statement Nos. 333-224495 and 333-224495-03

Dated March-----, 2019

Citigroup Global Markets Holdings Inc. $ ----- Market Linked Notes

Linked to an Equally Weighted Basket of Three Indices Due On or About March 28, 2024

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Market Linked Notes offered by this pricing supplement (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of an equally weighted basket (the “basket”) consisting of three indices, the EURO STOXX 50® Index, the S&P 500® Index and the TOPIX® Index (each, a “basket index”). If the basket return is positive, the issuer will repay the stated principal amount of the notes at maturity and pay a return equal to the basket return multiplied by the upside participation of between 110.00% and 115.00% (to be determined on the pricing date). If the basket return is zero or negative, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. Investing in the notes involves significant risks. You will not receive coupon payments during the 5-year term of the notes. You will not receive dividends or other distributions paid on any stocks included in the basket indices. The repayment of the stated principal amount applies only if you hold the notes to maturity. Any payment on the notes, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Features

❑ Growth Potential — If the basket return is positive, the issuer will repay the stated principal amount of the notes at maturity and pay a return equal to the basket return multiplied by the upside participation.

❑ Repayment of Principal at Maturity — If the basket return is zero or negative, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. The repayment of the stated principal amount applies only if you hold the notes to maturity. Any payment on the notes is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Key Dates[1]
Trade date	March 27, 2019
Settlement date	March 29, 2019
Final valuation date[2]	March 25, 2024
Maturity date	March 28, 2024
[1] Expected [2] See page PS-3 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THERE IS CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE NOTES” BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR NOTES.

Notes Offering

We are offering Market Linked Notes Linked to an equally weighted basket of three indices. The basket indices are listed below and described in more detail beginning on page PS-10 of this pricing supplement. Any return at maturity will be determined by the performance of the basket. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered at the issue price described below. The initial index level of each basket index will be set on the trade date.

Basket Indices	Basket Weighting	Initial Index Level	Initial Basket Level	Upside Participation	CUSIP/ ISIN
EURO STOXX 50® Index (Bloomberg ticker: SX5E)	1/3		100.00	110.00% to 115.00%	17326YF68 / US17326YF686
S&P 500® Index (Bloomberg ticker: SPX)	1/3
The TOPIX® Index (Bloomberg ticker: TPX)	1/3

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$1,000.00	$35.00	$965.00
Total	$	$	$
(1)	Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be at least $928.00 per note, which will be less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2)	The underwriting discount is $35.00 per note. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $965.00 per note. UBS Financial Services Inc. (“UBS”), acting as principal, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $965.00 per note. UBS will receive an underwriting discount of $35.00 per note for each note it sells. UBS proposes to offer the notes to the public at a price of $1,000.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the basket indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-03-07 dated March 7, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319003191/dp103508_424b2-psea0307pp.htm

♦	Underlying Supplement No. 8 dated February 21, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002215/dp102549_424b2-us8.htm

♦	Prospectus Supplement and Prospectus each dated May 14, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

If the final valuation date is postponed because it is not a scheduled trading day for any basket index or a market disruption event occurs with respect to any basket index, the final basket level will be calculated based on (i) for any unaffected basket index, its closing level on the originally scheduled final valuation date and (ii) for any affected basket index, its closing level on the final valuation date as postponed (or, if earlier, the first scheduled trading day for that basket index following the originally scheduled final valuation date on which a market disruption event does not occur with respect to that basket index). See “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the trade date. The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes. References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Market Linked Notes Linked to an Equally Weighted Basket of Three Indices that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-4 of this pricing supplement, “The Basket indices” beginning on page PS-10 of this pricing supplement, “Risk Factors Relating to the Notes” beginning on page EA-6 of the accompanying product supplement, “Equity Index Descriptions— The EURO STOXX 50® Index” beginning on page 32, “Equity Index Descriptions— The S&P U.S. Indices” beginning on page 111 and “Equity Index Descriptions— The TOPIX® Index” beginning on page 121, of the accompanying underlying supplement

The notes may be suitable for you if, among other considerations:	The notes may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the notes.

♦  You believe that the level of the basket will increase over the term of the notes.

♦  You would be willing to invest in the notes if the upside participation was set equal to the bottom of the range indicated on the cover page hereof (the actual upside participation will be set on the trade date).

♦  You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

♦  You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the basket indices for the term of the notes.

♦  You understand and accept the risks associated with the basket indices.

♦  You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦  You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and

♦  You do not fully understand the risks inherent in an investment in the notes.

♦  You believe that the level of the basket will decline during the term of the notes and the final basket level is likely to close below the initial basket level on the final valuation date.

♦  You would not be willing to invest in the notes if the upside participation was set equal to the bottom of the range indicated on the cover page hereof (the actual upside participation will be set on the trade date).

♦  You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

♦  You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the basket indices for the term of the notes.

♦  You do not understand or accept the risks associated with the basket indices.

♦  You are unwilling or unable to hold the notes to maturity, or you seek an investment for which there will be an active secondary market.

♦  You are not willing to assume the credit risk of Citigroup Global Markets

understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.	Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount	$1,000.00 per note
Term	Approximately 5 years
Trade date[1]	March 27, 2019
Settlement date[1]	March 29, 2019
Final valuation date[1,2]	March 25, 2024
Maturity date[1]	March 28, 2024
Basket	The notes are linked to an equally weighted basket consisting of the following indices:
EURO STOXX 50® Index	1/3
S&P 500® Index	1/3
The TOPIX® Index	1/3
Upside participation	110.00% to 115.00%. The actual upside participation will be determined on the trade date.
Payment at maturity (per $1,000.00 stated principal amount of notes)

If the basket return is positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $1,000.00 stated principal amount of notes that provides you with the stated principal amount of $1,000.00 plus a return equal to the basket return multiplied by the upside participation, calculated as follows:

$1,000.00 × (1 + (basket return × upside participation))

If the basket return is zero or negative, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity of:

$1,000.00 per note

In this scenario, you will not receive any return on your investment.

Basket return	final basket level – initial basket level initial basket level
Initial basket level	100.00
Final basket level	100.00 × (1 + the sum of the weighted basket index returns)
Weighted basket index return	For each basket index, its weighting multiplied by its basket index return
Basket index return	For each basket index: final index level – initial index level initial index level
Initial index level	For each basket index, the closing level of that basket index on the trade date
Final index level	For each basket index, the closing level of that basket index on the final valuation date

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF THE STATED PRINCIPAL AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date:	The initial index level for each basket index is observed and the upside participation is determined.

Maturity date:

The final basket level is determined on the final valuation date and the basket return is calculated.

If the basket return is zero or positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $1,000.00 stated principal amount of notes that provides you with the stated principal amount of $1,000.00 plus a return equal to the basket return multiplied by the upside participation, calculated as follows:

$1,000.00 × (1 + (basket return × upside participation))

If the basket return is zero or negative, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity of:

$1,000.00 per note

In this scenario, you will not receive any return on your investment.

[1]	In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date may be changed to ensure that the stated term of the notes remains the same.

[2]	Subject to postponement as described under “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket indices. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may not receive any return on your investment in the notes — You will receive a positive return on your investment in the notes only if the basket appreciates from the initial basket level to the final basket level. If the final basket level is less than or equal to the initial basket level, you will receive only the stated principal amount of $1,000.00 for each note you hold at maturity and will not receive any return on your investment. As the notes do not pay any interest, even if the basket appreciates from the initial basket level to the final basket level, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

♦	The notes do not pay interest — Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

♦	Sale of the notes prior to maturity may result in a loss of principal — You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

♦	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the basket declines or does not appreciate sufficiently from the initial basket level to the final basket level — This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the approximately 5-year term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

♦	Investing in the notes is not equivalent to investing in the basket indices or the stocks that constitute the basket indices — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the stocks that constitute the basket indices. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. You should understand that the basket indices are not total return indices, which means that they do not reflect dividends paid on the stocks included in the basket indices. Therefore, the return on your notes will not reflect any reinvestment of dividends.

♦	Your payment at maturity depends on the closing levels of the basket indices on a single day — Because your payment at maturity depends on the closing levels of the basket indices solely on the final valuation date, you are subject to the risk that the closing levels of the basket indices on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the basket indices that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the basket indices throughout the term of the notes, you might have achieved better returns.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket indices, the correlation among the basket indices, dividend yields on the stocks that constitute the basket indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the levels and volatility of the basket indices, the correlation between the basket indices, the dividend yields on the stocks that constitute the basket indices, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the stocks included in the basket indices trade, the correlation between those exchange rates and the level of the applicable basket indices’ interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the basket indices may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity.

♦	The basket indices may offset each other. The performance of one basket index may not correlate with the performance of the other basket indices. If one or more basket indices appreciate, one or more other basket indices may not appreciate as much or may even depreciate. In such event, the appreciation of any appreciating basket indices may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the levels of the other basket indices.

♦	The performance of the basket indices will not be adjusted for changes in currency exchange rates. The EURO STOXX 50® Index is composed of stocks traded in euro and the TOPIX® Index is composed of stocks traded in Japanese yen. The value of each of these foreign currencies may each be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the basket indices and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro and/or Japanese yen appreciates relative to the U.S. dollar over the term of the notes, your return on the notes will underperform an alternative investment that offers exposure to that appreciation in addition to the changes in the levels of the basket indices.

♦	The EURO STOXX 50® Index and the TOPIX® Index are subject to risks associated with foreign equity securities — The EURO STOXX 50® Index and the TOPIX® Index each track foreign equity markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦	An investment in the notes is not a diversified investment — The fact that the notes are linked to a basket does not mean that the notes represent a diversified investment. First, although the basket indices differ in important respects, they each track the performance of foreign equity markets, and each may perform poorly if there is a global downturn in foreign equity markets. Second, the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the basket indices will offset the risk that we and Citigroup Inc. may default on our obligations.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the levels of the basket indices and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the levels of the basket indices and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the basket indices to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the basket indices or the stocks included in the basket indices and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the basket indices on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels of the basket indices and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to the basket indices. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the basket indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of any of the basket indices, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the final valuation date, determining whether to postpone the final valuation date;

♦	determining the level of a basket index if the level of the basket index is not otherwise available or a market disruption event has occurred; and

♦	selecting a successor basket index or performing an alternative calculation of the level of a basket index if the basket index is discontinued or materially modified (see “Description of the Notes—Certain Additional Terms for Notes Linked to an

Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to a basket index may affect the value of your notes — The publisher of a basket index may add, delete or substitute the stocks that constitute the basket index or make other methodological changes that could affect the level of the basket index. The publisher of a basket index may discontinue or suspend calculation or publication of a basket index at any time without regard to your interests as holders of the notes.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical percentage changes from the initial basket level to the final basket level. The diagram below is based on a hypothetical upside participation of 110.00%.

Investors in the notes will not receive any dividends on the stocks that constitute the basket indices. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the basket indices or the stocks that constitute the basket indices” above.

The following table and hypothetical examples below illustrate the payment at maturity per $1,000.00 stated principal amount of notes for a hypothetical range of performances for the basket from -100.00% to +100.00% and assume an upside participation of 110.00%. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the notes. The actual upside participation rate will be determined on the trade date. The actual payment at maturity will be determined based on the final basket level on the final valuation date. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity	Total Return on Notes at Maturity(1)
200.00	100.00%	$2,100.00	110.00%
190.00	90.00%	$1,990.00	99.00%
180.00	80.00%	$1,880.00	88.00%
170.00	70.00%	$1,770.00	77.00%
160.00	60.00%	$1,660.00	66.00%
150.00	50.00%	$1,550.00	55.00%
140.00	40.00%	$1,440.00	44.00%

130.00	30.00%	$1,330.00	33.00%
120.00	20.00%	$1,220.00	22.00%
110.00	10.00%	$1,110.00	11.00%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
40.00	-60.00%	$1,000.00	0.00%
30.00	-70.00%	$1,000.00	0.00%
20.00	-80.00%	$1,000.00	0.00%
10.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

1 The “Total Return on Notes at Maturity” is calculated as (a) the payment at maturity per note minus the $1,000.00 issue price per note divided by (b) the $1,000.00 issue price per note.

Example 1 — The final basket level of 110.00 is greater than the initial basket level of 100.00, resulting in an basket return of 10.00%. Because the basket return is 10.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to 11.00%, resulting in a payment at maturity of $1,110.00 per $1,000.00 stated principal amount of notes (a total return at maturity of 11.00%*), calculated as follows:

$1,000.00 × (1 + (basket return × upside participation))

$1,000.00 × (1 + (10.00% × 110.00%) = $1,110.00

Example 2 — The final basket level of 50.00 is less than the initial basket level of 100.00 (resulting in an basket return of -50.00%). Because the basket return is negative, Citigroup Global Markets Holdings Inc. would pay you the $1,000.00 stated principal amount per note (a total return at maturity of 0.00%*).

If the final basket level is less than the initial basket level, the issuer will repay you the $1,000.00 stated principal amount per note at maturity, but you will not receive any return on your investment. Any payment on the notes, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

* The total return at maturity is calculated as (a) the payment at maturity per note minus the $1,000.00 issue price per note divided by (b) the $1,000.00 issue price per note.

The Basket Indices

Because the basket exists solely for purposes of these notes, historical information on the performance of the basket does not exist for dates prior to the trade date for these notes. The graph below sets forth the hypothetical historical daily levels of the basket for the period from January 2, 2008 to March 6, 2019, assuming that the basket was created on January 2, 2008 with the same basket indices and corresponding weights in the basket and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual closing levels of the basket indices on the applicable dates. We obtained these closing levels from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector Indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector Indices. The STOXX Europe 600® Supersector Indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. It is calculated and maintained by STOXX Limited. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

The “EURO STOXX 50® Index” is a trademark of STOXX Limited and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—The EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index, including information concerning its composition and calculation and certain risks that are associated with an investment linked to the EURO STOXX 50® Index.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 2, 2008 to March 6, 2019. The closing level of the EURO STOXX 50®Index on March 6, 2019 was 3,324.67. We obtained the closing levels of the EURO STOXX 50® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to the final index level or any future closing level of the EURO STOXX 50® Index. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in a positive return on your initial investment.

The S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions— The S&P U.S. Indices” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

The graph below illustrates the performance of the S&P 500® Index from January 2, 2008 to March 6, 2019. The closing level of the S&P 500® Index on March 6, 2019 was 2,771.45 We obtained the closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the final index level or any future closing level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in a positive return on your initial investment.

The TOPIX® Index

The TOPIX® Index tracks the Tokyo Stock Exchange and is a commonly used statistical indicator of trends in the Japanese stock market. It comprises all domestic common stocks listed on the TSE First Section. Stocks listed on the TSE First Section are generally large companies with longer established and more actively traded issues. The TOPIX® Index is calculated and maintained by the Tokyo Stock Exchange. The TOPIX® Index is reported by Bloomberg L.P. under the ticker symbol “TPX.”

The TOPIX® Trademarks, including “TOPIX®” and “TOPIX® Index,” are subject to the intellectual property rights owned by the Tokyo Stock Exchange, Inc., and have been licensed for use by Citigroup Global Markets Inc. and its affiliates. For more information, see “Equity Index Descriptions—The TOPIX® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The TOPIX® Index” in the accompanying underlying supplement for important disclosures regarding the TOPIX® Index.

The graph below illustrates the performance of the TOPIX® Index from January 2, 2008 to March 6, 2019. The closing level of the TOPIX® Index on March 6, 2019 was 1,615.25. We obtained the closing levels of the TOPIX® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the TOPIX® Index should not be taken as an indication of future performance and no assurance can be given as to the final index level or any future closing level of the TOPIX® Index. We cannot give you assurance that the performance of the TOPIX® Index will result in a positive return on your initial investment.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of  %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $ at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the notes based on circumstances as of the pricing date for the notes and, therefore, it is possible that the notes will be subject to withholding tax under Section 871(m).

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $35.00 for each note sold in this offering. UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $965.00 per note. UBS proposes to offer the notes to the public at a price of $1,000.00 per note. UBS will receive an underwriting discount of $35.00 per note for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

We expect to hedge our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from such expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the basket and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Use of Proceeds

An amount equal to the net proceeds of the sale of the notes will be allocated exclusively to finance or refinance, in whole or in part, “Eligible Green Assets”, which refers to loans and/or investments made by the Issuer and its affiliates (“Citigroup”) for assets or projects that meet Citigroup’s Green Bond Eligibility Criteria (as defined below) in accordance with Citigroup’s Green Bond Framework (“Framework”). Citigroup has developed the Framework for notes issuances in order to finance projects that contribute to climate change mitigation as well as projects that promote sustainable infrastructure. The disclosure in this section regarding the use of proceeds of the notes supersedes the disclosure about the use of proceeds in the accompanying product supplement, prospectus supplement and prospectus to the extent it is inconsistent with that disclosure. The Issuer will pay the cost of hedging its obligations under the notes from its general funds.

Eligible Green Projects

Citigroup’s “Green Bond Eligibility Criteria” reflect good practices for supporting the transition to a low-carbon economy through projects in one or more of the following areas (“Eligible Green Projects”):

•	Renewable energy including land acquisition and leasing, purchase of renewable energy applications and technologies and associated equipment, construction work, maintenance work, equipment manufacturing and energy storage.

•	Energy efficiency including warehouse facilities for residential energy efficiency loans, municipal district heating projects, commercial and residential energy efficiency projects and consumer finance companies that provide residential energy efficiency loans.

•	Sustainable transportation including building or operating mass transit and creating or constructing infrastructure to support mass transit.

•	Water quality and conservation including installation or upgrade of water treatment infrastructure, installation or upgrade of water capture and storage infrastructure, installation or upgrade of water irrigation systems and water metering activities to support conservation initiatives.

•	Green building including financing of existing or new construction / renovation of residential and commercial buildings that earn any of the following certifications; LEED Gold, LEED Platinum, or the Living Building Challenge.

Citigroup has developed a list of exclusionary criteria (“Exclusionary Criteria”) for the use of the proceeds from the sale of the notes. Citigroup commits itself to not knowingly be involved in financing any of the following projects or activities through the proceeds of this offering:

•	Large-scale hydropower plants that have a generation capacity of over 15MW;

•	Nuclear power plants; or

•	Fossil fuel projects, including refined or alternative coal technologies, gas-to-liquid projects and natural gas projects.

Project Evaluation and Selection Process

Citigroup’s specialist teams, including Corporate Sustainability and Environmental and Social Risk Management (“ESRM”) teams, are responsible for screening potential eligible assets against the Green Bond Eligibility Criteria. Once screened, Eligible Green Assets will be added to a single pool that Citigroup maintains (the “Green Bond Asset Portfolio”).

Citigroup’s selection process for the Eligible Green Assets takes into account the following objectives, features and benefits:

•	Each Eligible Green Asset included meets the Green Bond Eligibility Criteria for inclusion in the Green Bond Asset Portfolio.

•	Each Eligible Green Asset included is also reviewed to ensure compliance with Citigroup’s ESRM policies.

If Citigroup’s investment in any asset in the Green Bond Asset Portfolio is terminated or if an asset no longer meets the Green Bond Eligibility Criteria, Citigroup’s Corporate Sustainability and ESRM teams will remove the asset from the Green Bond Asset Portfolio.

Management of Proceeds

Citigroup’s Green Bond Asset Working Group (the “Group”) is responsible for supervising the Green Bond Asset Portfolio and total aggregate amount issued by Citigroup in Green Bonds, including the notes. The Group meets quarterly aiming to ensure that the aggregate amount in the Green Bond Asset Portfolio is equal to or greater than the aggregate amount raised by Green Bonds. For this purpose, the aggregate size and maturity of the Green Bond Asset Portfolio is monitored quarterly.

If for any reason the aggregate amount in the Green Bond Asset Portfolio is less than the total outstanding amount of Green Bonds issued, Citigroup will hold the balance unallocated amount in cash, cash equivalents and/or other liquid marketable instruments (including U.S. Treasury securities) in Citigroup’s liquidity portfolio until the amount can be allocated towards the Green Bond Asset Portfolio.

Reporting

Citigroup will publish a report (the “Green Bond Report”) on its website within a year from issuance of the notes and will renew it annually until full allocation and in case of any material changes. The Green Bond Report will detail the total amount of assets in the Green Bond Asset Portfolio and the total outstanding amount raised by Green Bond issuances, including the notes.

Furthermore, the Green Bond Report will provide details of eligible assets within the Green Bond Asset Portfolio along with the Issuer’s financial commitments to each asset; the total amount of unallocated proceeds, if any; and environmental impacts of the Green Bond Asset Portfolio to the extent it is practical to do so.

The Issuer has engaged external independent accountants to review that the assets included in the Green Bond Asset Portfolio meet the Green Bond Eligibility Criteria and are not invested in assets as defined by the Exclusionary Criteria. Further, the independent accountants have been engaged to review that the aggregate amount in the Green Bond Asset Portfolio is equal to or greater than the aggregate amount raised by Green Bonds, and to the extent the total amount of the outstanding bonds is greater than the aggregate amount in the Green Bond Asset Portfolio, the difference will be held in cash, cash equivalents and/or other liquid marketable instruments (including U.S. Treasury securities) in the Issuer’s liquidity portfolio.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. CGMI currently expects that the temporary adjustment period will be approximately 11.5 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.